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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
of RenaissanceRe Holdings Ltd.:


We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement on Form S-4 and related Prospectus of RenaissanceRe Holdings Ltd. (the "Company") and RenaissanceRe Capital Trust (the "Trust") for the registration of $100,000,000 aggregate liquidation amount of 8.54% Series B Capital Securities of the Trust and to the incorporation by reference therein of our report dated January 15, 1997 with respect to the consolidated financial statements of the Company included and/or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                      Ernst & Young

  Hamilton, Bermuda

  July 25, 1997